Exhibit 99.6

AMBITIONS ENTERPRISE MANAGEMENT CO. L.L.C

Company number: 2134555

(Company)

Consent to act as director of the Company

To: Company

I consent to act as a director of the Company subject to, and with the benefit of the provisions of, its applicable memorandum and articles of association.

I certify that I have attained the age of 18 years.

I am not disqualified by the applicable memorandum and articles of association of the Company or any law from acting as a director of the Company.

/s/ Si Li	January 6, 2025
Mr. Si Li	Date signed